Exhibit 99.B(e)(2)

Amended Schedule A
Underwriting A greement

List of Funds

This Amended  Sched ule A shall apply to the Shares of the Fu nds  i n the Trust as l isted below and any other series that may be started  i n the future, as refl ected  by amendmen t to t h is l i st:

Boston Trust Asset Management fund (formerly Boston Trust Balanced Fund)

Boston Trust Equity Fund

Boston Trust Midcap fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Asset Management Fund (formerly Walden Balanced Fund)

Walden Equity Fund

Walden International Equity Fund

Walden Midcap Fund

Walden Small Cap Innovations Fund

Walden SMID Cap Innovations Fund

Effective as of: October 10, 2014

THE BOSTON TRUST & WALDEN FUNDS

/s/ Lucia Santini
Name:	Lucia Santini
Title:	President

BHIL Distributors, Inc.

/s/ Brenda J. Bittermann
Name:	Brenda J. Bittermann
Title:	President

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

/s/ Lucia Santini
Name:	Lucia Santini
Title:	Director